EXHIBIT 10.10

Offer of Employment -Philip Micciche

                                ORYX CONFIDENTIAL
[GRAPHIC OMITTED]


April 25, 1997



Mr. Philip Micciche
220 Alexander Ave.
Los Gatos, CA. 95030

Dear Philip:

I am pleased to present the following offer of regular full-time employment with Oryx Technology Corporation:

1.    Title:                CEO

2.    Starting Date:        April 25, 1997

3.    Agreements
      Needed:               N/A

4.    Starting Salary:      $150,000/year paid semi-monthly

5.  Benefits:               o Major  medical  plan as per  Oryx
                              in-house policy for you, plus family dependents. There is a contributory amount paid for you or your dependents depending upon the elected HMO or PPO coverage. Benefit coverage will begin the first of the month following completion of 30 days of employment. You may opt out of the Oryx plan and receive a $300/month cash allowance (opt out credit) for your entire, self-administered coverage.

                            o Vacation:  Ten days per year.

                            o Holidays: Selected statutory holidays as observed
                              by Oryx.

                            o 401K plan employee participation to a maximum of
                              $9,500.00 a year.

                            o Optional participation in a FSA deferred income
                              account.

                            o Participation in the employee stock plan.




6.    Assignment of            As per Oryx corporate policy, any patents, trade
      Intellectual             secrets, etc. will be assigned to Oryx.
      Property:

7.    Confidential Informa-    To be signed consistent with Oryx policy of
      tion Agreement:          information protection.

8.    Business Conduct:       As per Oryx Published guidelines for all employees
                              and associates.

9.    Incentives:            Board of Directors will issue a stock option award
                             in the next few weeks.

10.   Severance:              Oryx may offer severance pay in certain
                              circumstances. Such offers will be solely at the discretion of management.

11.   Working conditions:     As per Oryx policies

12.   Performance Plan/
      Evaluation:             Every 6 months, if applicable.

          Job Description:    All normal CEO duties.

All employment offers at Oryx Technology Corp. are contingent upon the applicant completing documentation and providing verification of eligibility to work in the United States per the Public Law, the Immigration Reform and Control Act of 1986. Employment is also subject to your completion of an application for employment and the company's proprietary information agreement; and agreement to comply with the company's rules and policies.

If you accept this offer, please sign and return at your earliest convenience. If you have any questions, please let me know.

Sincerely,

/s/ Andrew Intrater
Andrew Intrater
Director
Oryx Technology Corporation

Date: April 25, 1997







I accept this offer of full-time regular employment. I understand that I may voluntarily terminate my employment at any time; and acknowledge that, correspondingly, the foregoing does not in any way limit the right of the company to terminate my employment at any time, for any reason.


                                                              Agreed to by:


                                                             /s/ Philip Micciche
                                                             Philip Micciche

                                 Date                        April 25, 1997